Exhibit 10.1

2009 SYPRIS THREE-YEAR BONUS AGREEMENT

THIS AGREEMENT is effective as of [date of award], by and between Sypris Solutions, Inc., a Delaware corporation (together with its subsidiaries, “Company”), and _____________ (“Employee”).

WHEREAS, the Company is experiencing severe economic conditions in its chosen markets, including historic reductions in North American heavy vehicle production levels and the related tightening of global credit markets; and

WHEREAS, the Company believes that significant strategic opportunities are likely to emerge for the Company as those markets recover; and

WHEREAS, the Company’s Compensation Committee (the “Committee”) and Board of Directors (the “Board”) have determined that a select group of key employees is critical to the Company’s successful pursuit of such strategic opportunities; and

WHEREAS, the Committee and the Board have approved this 2009 Sypris Three-Year Bonus Agreement (“Agreement”) in order to retain such key employees through the expected period of such recovery.

NOW, THEREFORE, in reliance on the premises and terms hereof, the parties agree as follows:

1.           Bonus Award.  On [date of award], the Company will pay the Employee an amount equal to [______________] (the “Three-Year Bonus”), subject to the following provisions:

a)         If the Company terminates the Employee without Cause before [third anniversary of the grant date], then the Company will pay a pro rata portion of the Three-Year Bonus within thirty (30) days of such termination date, and this Agreement will automatically terminate without further notice or obligation by the Company.

b)         If the Company terminates the Employee with Cause before [third anniversary of the grant date],    then this Agreement will automatically terminate without further notice or obligation by the Company.

c)         If the Employee terminates employment, for any reason, before [third anniversary of the grant date], then this Agreement will automatically terminate without further notice or obligation by the Company.

d)         All or any portion of the Three-Year Bonus may be paid in common stock (valued at its closing price on [1 day prior to third anniversary of the grant date], or any earlier termination date), at the sole election of the Committee.

2.           Definition of Cause.  “Cause” means the Employee’s: (i) fraud, gross negligence, willful misconduct or failure to perform essential job duties, which causes material harm to the Business, and which remains uncured for thirty (30) days after receipt of detailed written request for cure, (ii) conviction of any felony or any other crime of moral turpitude, (iii) inability or unwillingness to perform his or her duties for a continuous period of thirty (30) days after receipt of the Company’s written notice thereof, and (iv) death or disability.

3.           Assignment.  This Agreement will be binding upon, and will be for the benefit of the Company and the Employee, as well as their respective heirs, personal representatives, successors and assigns.

4.           Notices.  Any notice to a party required hereunder may be hand delivered, electronically transmitted by facsimile or e-mail, or sent by registered or certified mail.

5.           Applicable Law; Disputes.  This Agreement will be governed by the internal laws of the Commonwealth of Kentucky.  Any dispute arising under this Agreement will be resolved by arbitration in Louisville, Kentucky, in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration award will be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction. In the event the Employee incurs legal fees and other expenses to enforce any rights or benefits in connection with this Agreement and is successful in enforcing such rights or benefits, the Employee will be entitled to any reasonable legal fees and expenses.  Otherwise, each party will pay its own legal fees and expenses associated with any dispute.

6.           Amendment; Waiver.  This Agreement, together with any other written agreements duly executed by an officer of the Company and the Employee, is the entire agreement between the parties with respect to the subject matter hereof and may only be amended, modified or terminated by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.  No waiver of either party’s rights will be implied from any forbearance or communication except a written waiver, expressly designated as such by the waiving party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the date first set forth above.

SYPRIS SOLUTIONS, INC.	EMPLOYEE

By:	Signed:

Name:	Name:

Date:	Date:

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